News: For immediate release

ESL Investments, Inc. to Sell a Portion of Its AutoZone Holdings

Memphis, Tenn. (October 30, 2003) -- AutoZone, Inc. (NYSE: AZO) today announced that partnerships associated with ESL Investments, Inc. ("ESL") have agreed to sell approximately 5.6 million shares of AutoZone, Inc. common stock under a shelf registration effective in April 2002 in a public offering, underwritten by Citigroup Global Markets, Inc. (Citigroup).  The purchase price to be paid to ESL for the 5.6 million shares is approximately $550 million.  In addition, ESL has agreed to sell to an affiliate of Citigroup an over-the-counter option to purchase 4.4 million shares of AutoZone, Inc. common stock at an exercise price of $100 per common share on December 19, 2003.  The purchase price for the option is approximately $6 million.  In connection with the option, the affiliate of Citigroup expects to initially offer approximately 1.8 million shares of AutoZone, Inc. common stock in transactions through Citigroup.  Citigroup has advised AutoZone and ESL that it will engage in further sales and purchases of AutoZone, Inc. common stock prior to the expiration date of the option.

ESL said that the pending sale of the shares and options was a result of a desire by ESL to diversify its holdings.  ESL agreed not to sell any additional common shares for a period of 90 days from today.  "After this offering, we still will be a large shareholder of AutoZone," said Edward S. Lampert, Chairman and CEO of ESL Investments, Inc., "and we continue to have great confidence in Steve Odland, Chairman, President, and CEO of AutoZone, and his management team."

AutoZone, Inc. will not sell any shares in the offering.

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This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

As of August 30, 2003, AutoZone sells auto and light truck parts, chemicals and accessories through 3,219 AutoZone stores in 48 states plus the District of Columbia in the U.S. and 49 AutoZone stores in Mexico and also sells the ALLDATA brand diagnostic and repair software.On the web, AutoZone sells diagnostic and repair information though www.alldatadiy.com, and auto and light truck parts through www.autozone.com.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com

Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com